EX-99.B-77D(g)

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

WADDELL & REED ADVISORS FUNDS

Supplement dated September 29, 2017 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 31, 2017

as supplemented April 10, 2017, July 28, 2017 and August 11, 2017

Class C to Class A Conversions:

Effective January 1, 2018, Class C shares, and any reinvested dividends and other distributions paid on such shares, will automatically convert to Class A shares, on a monthly basis, ten years after the end of the month in which the shares were purchased. The initial Class C conversion will occur on or around January 12, 2018 when all Class C shares purchased prior to January 1, 2008 will be converted to Class A shares.

Effective January 1, 2018, the following replaces the “General Comparison of Class A, Class B and Class C Shares” table in the “Your Account — Choosing a Share Class” section on page 58 (the footnotes remain unchanged):

General Comparison of Class A, Class B, Class C and Class T Shares
Class A	Class B1	Class C2
Initial sales charge	N/A	No initial sales charge
1.00% deferred sales charge[3]	Deferred sales charge on shares you sell within six years after purchase	A 1% deferred sales charge on shares you sell within 12 months after purchase
Maximum distribution and service (12b-1) fees of 0.25%	Maximum distribution and service (12b-1) fees of 1.00%	Maximum distribution and service (12b-1) fees of 1.00%
	Converts to Class A shares eight years from the month in which the shares were purchased, thus reducing future annual expenses	Effective January 1, 2018, converts to Class A shares ten years from the month in which the shares were purchased, thus reducing future annual expenses
For an investment of $1 million or more, only Class A shares are available		Shareholders investing $1 million or more may not purchase Class C shares. Such requests to purchase Class C shares will automatically be treated as a request to purchase Class A shares

Effective January 1, 2018, the following replaces the last sentence of the first paragraph in the “Your Account — Choosing a Share Class — Class C Shares” section on page 63:

Class C shares, and any reinvested dividends and other distributions paid on such shares, automatically convert to Class A shares, on a monthly basis, ten years after the end of the month in which the shares were purchased. Such conversion will be on the basis of the relative NAVs per share, without the imposition of any sales load, fee or other charge. The conversion from Class C shares to Class A shares is not considered a taxable event for Federal income tax purposes.

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WADDELL & REED ADVISORS FUNDS

Supplement dated September 29, 2017 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated January 31, 2017

as supplemented May 18, 2017, July 14, 2017 and July 28, 2017

Effective January 1, 2018, Class C shares, and any reinvested dividends and other distributions paid on such shares, will automatically convert to Class A shares, on a monthly basis, ten years after the end of the month in which the shares were purchased. The initial Class C conversion will occur on or around January 12, 2018 when all Class C shares purchased prior to January 1, 2008 will be converted to Class A shares.

Effective January 1, 2018, the following replaces the first sentence of the third paragraph in the “Trust Shares — The Shares of the Funds” section on page 94:

Class B and Class C shares are subject to a CDSC and to ongoing distribution and service fees; Class B and Class C shares that have been held by a shareholder for eight and ten years, respectively, will convert, automatically, eight and ten years, respectively, after the month in which the shares were purchased, to Class A shares of the Fund, and such conversion will be made, without charge or fee, on the basis of the relative NAV of the two classes; and Class Y shares have no sales charge nor ongoing distribution and/or service fee; each class may bear differing amounts of certain class-specific expenses; and each class has a separate exchange privilege.

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WADDELL & REED ADVISORS FUNDS

Supplement dated July 28, 2017 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 31, 2017

and as supplemented April 10, 2017

The following replaces in its entirety the third footnote following the table under the “Fees and Expenses” section on pages 2, 7, 13, 18, 24, 29 and 34:

With limited exceptions, for Class A and Class C shares, if your Fund account balance is below $650 at the start of business on the Friday prior to the last full week of September of each year, the account will be assessed an account fee of $20.

The following replaces the first sentence of the first paragraph of the “Your Account — Buying Shares — Low Balance Fee” section on page 70:

For Class A and Class C shares, if your account balance falls below $650 (per Fund) at the start of business on the Friday prior to the last full week of September of each year, your account will be assessed an account fee of $20 for each Fund whose Fund account balance is below $650 at the time of the assessment.

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WADDELL & REED ADVISORS FUNDS

Supplement dated April 10, 2017 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 31, 2017

Effective immediately, additional sales charge reduction and waiver categories will be added to certain share classes of Waddell & Reed Advisors Bond Fund for purchases through specific intermediaries. Therefore, the prospectus for that fund is amended as follows:

The following is inserted as a new sentence immediately following the third sentence of the first paragraph of the “Fees and Expenses” section on page 2:

Further information about intermediary sales charge discounts may be found in Appendix B — Intermediary Sales Charge Discounts and Waivers.

The following is inserted as a new paragraph immediately preceding the third paragraph of the “Your Account — Choosing a Share Class” section on page 58:

The availability of certain sales charge waivers and discounts may depend on whether you purchase your shares through a financial intermediary. Different intermediaries may impose different sales charges (including potential reduction in or waivers of sales charges) other than those listed below. Such intermediary-specific sales charge variations are described in Appendix B to this prospectus, entitled Intermediary Sales Charge Discounts and Waivers. Appendix B is incorporated herein by reference (is legally a part of this prospectus).

The following is inserted as Appendix B, immediately following page 108 of the prospectus:

Appendix B

INTERMEDIARY SALES CHARGE DISCOUNTS AND WAIVERS

The availability of certain sales charge waivers and discounts will depend on whether you purchase your shares directly from the Fund or through a financial intermediary. Specific intermediaries may have different policies and procedures regarding the availability of front-end sales load waivers or CDSC waivers, which are discussed below. In all instances, it is the purchaser’s responsibility to notify the Fund or the purchaser’s financial intermediary at the time of purchase of any relationship or other facts qualifying the purchaser for sales charge waivers or discounts. For waivers and discounts not available through a particular intermediary, shareholders will have to purchase Fund shares directly from the Fund or through another intermediary to receive such waivers or discounts. Please see the section entitled Your Account — Choosing a Share Class for more information on sales charges and waivers available for different classes.

The information in this Appendix is part of, and incorporated into, the Funds’ prospectus.

PURCHASES THROUGH MERRILL LYNCH

Effective April 10, 2017, shareholders purchasing Waddell & Reed Advisors Bond Fund shares through a Merrill Lynch platform or brokerage account will be eligible only for the following load waivers (front-end sales charge waivers and contingent deferred, or back-end, sales charge waivers) and discounts, which may differ from those disclosed elsewhere in this Fund’s prospectus or SAI.

Front-end Sales Load Waivers on Class A Shares available at Merrill Lynch

∎

Employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and shares are held for the benefit of the plan.

∎	Shares purchased by or through a 529 Plan.
∎	Shares purchased through a Merrill Lynch affiliated investment advisory program.
∎	Shares purchased by third party investment advisors on behalf of their advisory clients through Merrill Lynch’s platform.
∎	Shares of funds purchased through the Merrill Edge Self-Directed platform (if applicable).

∎	Shares purchased through reinvestment of capital gains distributions and dividend reinvestment when purchasing shares of the same fund (but not any other fund within the fund family).
∎	Shares exchanged from Class C (i.e., level-load) shares of the same fund in the month of or following the 10-year anniversary of the purchase date.
∎	Employees and registered representatives of Merrill Lynch or its affiliates and their family members.
∎	Directors or Trustees of the Fund, and employees of the Fund’s investment adviser or any of its affiliates, as described in this prospectus.
∎

Shares purchased from the proceeds of redemptions within the same fund family, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end or deferred sales load (known as Rights of Reinstatement).

CDSC Waivers on Class A, B and C Shares available at Merrill Lynch

∎	Death or disability of the shareholder.
∎	Shares sold as part of a systematic withdrawal plan as described in the Fund’s prospectus.
∎	Return of excess contributions from an IRA Account.
∎	Shares sold as part of a required minimum distribution for IRA and retirement accounts due to the shareholder reaching age 70 1⁄2.
∎	Shares sold to pay Merrill Lynch fees but only if the transaction is initiated by Merrill Lynch.
∎	Shares acquired through a right of reinstatement.
∎	Shares held in retirement brokerage accounts, that are exchanged for a lower cost share class due to transfer to certain fee-based accounts or platforms (applicable to A and C shares only).

Front-end load Discounts Available at Merrill Lynch: Breakpoints, Rights of Accumulation & Letters of Intent

∎	Breakpoints as described in this prospectus.
∎

Rights of Accumulation (ROA) which entitle shareholders to breakpoint discounts will be automatically calculated based on the aggregated holding of fund family assets held by accounts within the purchaser’s household at Merrill Lynch. Eligible fund family assets not held at Merrill Lynch may be included in the ROA calculation only if the shareholder notifies his or her financial advisor about such assets.

∎	Letters of Intent (LOI) which allow for breakpoint discounts based on anticipated purchases within a fund family, through Merrill Lynch, over a 13-month period of time (if applicable).